EXHIBIT 99.1

TPT Global Tech Completes SPA to Acquire 60% of Tekmovil with Cell phone Distribution in 16 Latin American Countries

Revolutionizing the Mobile Content Landscape with VuMe Super App Expansion

San Diego, California (September 20, 2023) - TPT Global Tech, Inc. (“TPT” or “TPT Global Tech”) (OTCBB:TPTW), based in San Diego, CA,  announces a Share Purchase Agreement (SPA) completion, acquiring a 60% ownership in Tekmovil Holdings, LLC, (“Tekmovil”) the largest smartphone distribution company in Latin America.

For the twelve months ended June 30, 2023, Tekmovil generated approximately $210 million in revenue with a net loss of approximately $32M (unaudited) largely from its debt burden that is intended to be restructured in conjunction with this transaction.

An important part of this acquisition is the integration of TPT’s VuMe Super App into mobile devices distributed by Tekmovil. Leveraging TPT Global Tech’s technological prowess and tapping into Tekmovil’s extensive distribution network, we believe we are poised to deliver an unrivaled content experience to users across 16 nations in the Americas.

Tekmovil now gains real-time access to the VuMe Super App’s backend dashboard, offering insights into performance metrics, usage statistics, and real-time revenue streams stemming from TV broadcast services and in-app purchases.

The acquisition for 60% ownership includes two payments totaling $40 million. The initial payment, up to $20 million, can be settled either in cash or through TPT Global Tech Series E Preferred Shares, with a minimum of $10 million in cash paid by October 31, 2023, unless extended by Tekmovil shareholders. Any remaining balance from the first installment can assume the form of a promissory note up to $30M USD, payable on or before March 31, 2024, funded from the proceeds of TPT’s planned public offering. The subsequent $20 million payment, at Tekmovil shareholders’ discretion, can be fulfilled in cash or TPT Global Tech Series E Preferred Shares. Furthermore, a provision allocates up to $80 million of funds raised from TPT’s public offering to facilitate the restructuring of Tekmovil’s senior debt through loans encompassing a 5-year term with provisions for expedited repayment to TPT. Finalization of these transactions by March 31, 2024, is subject to adjustment up or down depending on Tekmovil’s EBITDA results from the following twelve months, completion of audits, and other customary closing considerations. Funding for this acquisition is intended to come from existing Reg A capital raise, debt financing, or the proposed public offering.  For more information see TPT’s Form 8K filing.

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Stephen J. Thomas III, the CEO of TPT Global Tech, commented, “The acquisition of Tekmovil signifies a critical juncture in the progression of mobile content engagement. We believe it is poised to significantly reinforce our standing in the market. Over the past year, I have consistently emphasized TPT Global Tech’s dedication to providing the essential building blocks for the advancement of TPT. The acquisition of Telmovil underscores our unwavering commitment to our corporate vision and our shareholders, as we persistently endeavor to augment shareholder equity in the years to come.”

Oscar Rojas, CEO at Tekmovil, added, “This acquisition represents a significant milestone in the mobile content landscape. We are excited to join forces with TPT Global Tech and VüMe to create a dynamic and comprehensive mobile content ecosystem across the Americas. The synergies created are remarkable. We believe this partnership promises to revolutionize mobile content distribution across the Americas.”

About TPT Global Tech: www.tptglobaltech.com

TPT Global Tech, Inc. is a technology holding company based in San Diego, California.  The Company operates in various sectors including media, telecommunications, Smart City Real Estate Development, and the launch of the first super App, VuMe technology platform.

As a media content delivery hub, TPT Global Tech utilizes its own proprietary global digital media TV and telecommunications infrastructure platform. TPT offers software as a service (SaaS), technology platform as a service (PAAS), and cloud-based unified communication as a service (UCaaS) solutions to businesses worldwide. Their UCaaS services enable businesses of all sizes to access the latest voice, data, media, and collaboration features.

About VuMe: www.vume.live

VuMe LLC, a subsidiary of TPT Global Tech, specializes in mobile app development. The VuMe super app integrates messaging, broadcasting, and social media elements with live streaming and e-commerce functionalities.

About Tekmovil: www.tekmovil.com

Founded by leading executives of the U.S. and Latin telecommunications industry with decades of experience, Tekmovil helps smartphone and other consumer electronics brands enter, gain, and maintain share in the Latin American and North American markets.  Tekmovil started operations in Mexico in 2018 and has expanded to 15 other countries and is now the largest smartphone distributor for official channels in Latin America.

For more information about TPT Global Tech and its subsidiaries, please visit www.tptgloabltech.com.

For media or Investment inquiries, please contact:

Rick Eberhardt

Rick@tptglobaltech.com

SOURCE: TPT Global Tech, Inc.

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